EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Citigroup Inc.:

We consent to the use of our reports dated February 24, 2012, with respect to the consolidated balance sheets of Citigroup Inc. and subsidiaries (“Citigroup”) as of December 31, 2011 and 2010, the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, and the effectiveness of Citigroup’s internal control over financial reporting as of December 31, 2011, incorporated by reference in this registration statement of Citigroup Inc. on Form S-8 (“the Registration Statement”) relating to the issuance of shares under the Citigroup 2009 Stock Incentive Plan. The aforementioned report with respect to the consolidated financial statements of Citigroup refers to changes in Citigroup’s methods of accounting for qualifying special purpose entities, variable interest entities and embedded credit derivatives.

/s/ KPMG LLP

New York, New York

May 22, 2012